EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

First Keystone Corporation

Berwick, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3D (No. 333-227152) and Form S-3 (No. 333-228140) of First Keystone Corporation of our report dated March 16, 2018, relating to the consolidated financial statements of First Keystone Corporation, which appears in this Form 10-K.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania

March 18, 2019